Exhibit 99.1
Granite Reports Second Quarter 2023 Results
•Record Committed and Awarded Projects ("CAP") (1) of $5.4 billion, a sequential increase of $334 million and year-over-year increase of $1.2 billion
•Q2 revenue increased $50 million year-over-year led by the California and Mountain Groups
•Q2 diluted EPS of $(0.39) and adjusted diluted EPS (2) of $1.03
WATSONVILLE, Calif. - Granite Construction Incorporated (NYSE: GVA) today announced results for the quarter ended June 30, 2023.
Second Quarter 2023 Results
Net loss totaled $17 million, or $(0.39) per diluted share, compared to net income of $19 million, or $0.39 per diluted share, for the same period in the prior year. Net loss in the quarter was primarily attributable to a $51 million non-cash charge related to the refinancing of our convertible bonds and a $12 million charge for litigation. Adjusted net income (2) totaled $46 million, or $1.03 per diluted share, compared to adjusted net income (2) of $34 million, or $0.76 per diluted share, in the same period in the prior year.
•Revenue increased $50 million to $899 million compared to $849 million in the same period in the prior year. Both Construction and Materials segments posted year-over-year increases with the California and Mountain Groups more than offsetting a slight decrease in revenue in the Central Group.
•Gross profit increased $5 million to $103 million compared to $98 million in the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses increased $5 million to $65 million, or 7.2% of revenue, compared to $60 million, or 7.1% of revenue, in the same period in the prior year. The increase in SG&A expense was primarily due to higher non-qualified deferred compensation expense of $4.4 million, which was mostly offset in Other (income) expense, net.
•Adjusted EBITDA (2) was $80 million compared to $63 million in the same period in the prior year.
"We ended the second quarter with a record CAP balance,” said Kyle Larkin, Granite President and Chief Executive Officer. “Our public and private markets remain very strong across our geographies, and we believe we are winning the work necessary to meet our 2024 growth and margin targets.”

“In the second quarter, as we expected, the California and Mountain Groups grew construction revenue year-over-year, more than offsetting the decrease in revenue in the Central Group. Our materials business, which is integral to our home market strategy, showed impressive revenue and gross profit margin growth over the prior year as we recovered from a weather-impacted first quarter of 2023. I expect we will see continued year-over-year improvement in materials and construction revenue and gross profit in the second half of the year.”

“As a reminder, we disclosed our 2024 strategic plan revenue and adjusted EBITDA margin targets back in the first quarter of 2021. Since that time, we have taken steps to de-risk the company, grow a higher-quality CAP portfolio, and with a renewed focus on operational excellence, I believe we are well on our way to meet these targets."
Six Months Ended June 30, 2023 Results
Net loss totaled $40 million, or $(0.91) per diluted share, compared to a net loss of $8 million, or $(0.18) per diluted share, in the prior year. In addition to the litigation and convertible bond charges described above, the six months ended June 30, 2023 were significantly impacted by inclement weather in the first half of the year compared to the same period in the prior year. Adjusted net income (2) totaled $28 million, or $0.63 per diluted share, compared to adjusted net income (2) of $22 million, or $0.48 per diluted share, in the prior year.

•    Revenue was flat at $1.5 billion compared to the same period in the prior year as project teams and plants rebounded from the weather-impacted first quarter.
•    Gross profit decreased $23 million to $135 million compared to $158 million in the same period in the prior year primarily due to schedule impacts on the I-64 High Rise Bridge project and weather impacts in the first quarter of 2023.
•    SG&A expenses were $138 million or 9.4% of revenue, compared to $130 million or 8.7% of revenue in the same period of the prior year primarily due to higher non-qualified deferred compensation expenses in 2023, which was mostly offset in Other (income) expense, net. Increased stock-based compensation expense also contributed to the higher SG&A expenses. These increases for the six months ended June 30, 2023 were partially offset by the sale of Inliner on March 16, 2022.
•    Adjusted EBITDA (2) totaled $71 million compared to $69 million in the prior year.
(1)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.
(2)Adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
Second Quarter 2023 Segment Results (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended June 30, 2023				Six Months Ended June 30, 2023
	2023	As Restated and Recast	Change		2023	As Recast	Change
		2022				2022
Revenue	$749,413	$713,221	$36,192	5.1%	$1,252,829	$1,291,487	$(38,658)	(3.0)%
Gross profit	$79,154	$80,252	$(1,098)	(1.4)%	$115,859	$138,731	$(22,872)	(16.5)%
Gross profit as a percent of revenue	10.6%	11.3%			9.2%	10.7%

Committed and Awarded Projects	June 30, 2023	March 31, 2023	Change - Quarter over Quarter		June 30, 2022	Change - Year over Year
California	$2,345,611	$1,913,634	$431,977	22.6%	$1,629,765	$715,846	43.9%
Central	1,599,538	1,750,375	(150,837)	(8.6%)	1,518,970	80,568	5.3%
Mountain	1,492,439	1,439,944	52,495	3.6%	1,064,925	427,514	40.1%
Total	$5,437,588	$5,103,953	$333,635	6.5%	$4,213,660	$1,223,928	29.0%
Revenue in the second quarter increased compared to the same period in the prior year led by increases in the California and Mountain Groups, which more than offset a decline in the Central Group. The increase in revenue was driven by higher levels of CAP going into the quarter that will continue to support the groups for the remainder of 2023. For the six months ended June 30, 2023, revenue declined compared to the same period in the prior year primarily due to the wind down of several large projects in the Central Group, as well as the sale of Granite Inliner in the first quarter of 2022.
Gross profit and gross profit margin during the three and six months ended June 30, 2023 were negatively impacted by additional costs on the I-64 High Rise Bridge project in Virginia. The impact to gross profit from this project in the second quarter was a $21 million decrease, and the impact after non-controlling interest was $10 million. For the six months ended June 30, 2023, the impact to gross profit from the project was $32 million and the impact after non-controlling interest was $16 million. Final completion for the project is expected early in the fourth quarter.
CAP increased $334 million sequentially and increased $1.2 billion year-over-year. Our markets have benefited from a strong public funding environment, with California leading the way. We are pursuing many opportunities that we believe will allow us to continue to build strong quality CAP in the remainder of 2023.

Materials Segment
	Three Months Ended June 30, 2023				Six Months Ended June 30, 2023
	2023		Change		2023	As Recast	Change
		2022				2022
Revenue	$149,139	$136,026	$13,113	9.6%	$205,791	$211,646	$(5,855)	(2.8)%
Gross profit	$23,932	$17,314	$6,618	38.2%	$19,586	$18,927	$659	3.5%
Gross profit as a percent of revenue	16.0%	12.7%			9.5%	8.9%
Materials revenue and gross profit in the second quarter increased compared to the same period of the prior year driven by higher asphalt and aggregate sales prices and increased aggregate sales volume. Aggregate sales volume increased 9% year-over-year, while asphalt sales volumes were flat.
Outlook
Our guidance for 2023 is updated as noted below:
•Revenue in the range of $3.35 billion to $3.45 billion
•Adjusted EBITDA margin in the range of 7.5% to 8.5%
•SG&A expense in the range of 8.0% to 8.5% of revenue
•Mid-20s effective tax rate for adjusted net income
•Capital expenditures range of $100 million to $120 million
The Company does not provide a reconciliation of forward-looking adjusted EBITDA margin to the most directly comparable forward-looking GAAP measure of net income (loss) attributable to Granite Construction Incorporated because the Company cannot predict with a reasonable degree of certainty and without unreasonable efforts certain excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the probable significance of the unavailable information.

Kyle Larkin added, "Although our teams recovered well from the wet first quarter and continued to win work across the company, we are lowering our expectation for the amount of work that will be completed in 2023. However, we continue to believe that our record CAP will drive expected revenue growth in 2024 and 2025. Additionally, we are narrowing the range of our guidance for adjusted EBITDA margin to 7.5% to 8.5% for 2023 primarily due to the losses incurred on the I-64 High Rise Bridge project. As I have discussed in the past, we are executing on our plan and believe that the work we have been adding to CAP supports our 2024 target of 9.0% to 11.0% adjusted EBITDA margin."
Conference Call
Granite will conduct a conference call today, July 27, 2023, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended June 30, 2023. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through August 3, 2023, by calling 1-877-344-7529, replay access code 9668964; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite civil construction provider. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2023 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, Committed and Awarded Projects (“CAP”), results, our belief that we are winning the work necessary to meet both our growth and margin targets in 2024, our expectation that we will continue to see year-over-year improvement in materials and construction revenue and gross profit in the second half of the year, our 2024 strategic plan revenue and adjusted EBITDA margin targets, our belief that we are well on our way to meet those targets, higher levels of CAP going into the quarter will continue to support the groups for the remainder of 2023, final completion of the I-64 project is expected early in the fourth quarter, our pursuit of opportunities that we believe will allow us to continue to build strong quality CAP in the remainder of 2023, lowering expectation for work to be completed in 2023, record backlog will drive expected revenue growth in 2024 and 2025, narrowing adjusted EBITDA margin guidance and our belief that the work we have been adding to CAP supports our 2024 target of 9.0% to 11.0% adjusted EBITDA margin constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, 2023 fiscal year guidance for revenue, adjusted EBITDA margin, SG&A expense, effective tax rate, and capital expenditures, CAP, results, our belief that we are winning the work necessary to meet both our growth and margin targets in 2024, our expectation that we will continue to see year-over-year improvement in materials and construction revenue and gross profit in the second half of the year, our 2024 strategic plan revenue and adjusted EBITDA margin targets, our belief that we are well on our way to meet those targets, higher levels of CAP going into the quarter will continue to support the groups for the remainder of 2023, final completion of the I-64 project is expected early in the fourth quarter, our pursuit of opportunities that we believe will allow us to continue to build strong quality CAP in the remainder of 2023, lowering expectation for work to be completed in 2023, record backlog will drive expected revenue growth in 2024 and 2025, narrowing adjusted EBITDA margin guidance and our belief that the work we have been adding to CAP supports our 2024 target of 9.0% to 11.0% adjusted EBITDA margin. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$214,446	$293,991
Short-term marketable securities	24,981	39,374
Receivables, net	636,797	463,987
Contract assets	288,349	241,916
Inventories	92,151	86,809
Equity in construction joint ventures	188,093	183,808
Other current assets	46,376	37,411
Total current assets	1,491,193	1,347,296
Property and equipment, net	564,077	509,210
Long-term marketable securities	11,575	26,569
Investments in affiliates	86,611	80,725
Goodwill	78,603	73,703
Right of use assets	53,509	49,079
Deferred income taxes, net	31,304	22,208
Other noncurrent assets	59,706	59,143
Total assets	$2,376,578	$2,167,933

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1,466	$1,447
Accounts payable	382,458	334,392
Contract liabilities	173,288	173,286
Accrued expenses and other current liabilities	310,022	288,469
Total current liabilities	867,234	797,594
Long-term debt	458,692	286,934
Long-term lease liabilities	38,397	32,170
Deferred income taxes, net	4,571	1,891
Other long-term liabilities	66,234	64,199
Commitments and contingencies
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 43,918,798 shares as of June 30, 2023 and 43,743,907 shares as of December 31, 2022	439	437
Additional paid-in capital	470,511	470,407
Accumulated other comprehensive income	795	788
Retained earnings	429,797	481,384
Total Granite Construction Incorporated shareholders’ equity	901,542	953,016
Non-controlling interests	39,908	32,129
Total equity	941,450	985,145
Total liabilities and equity	$2,376,578	$2,167,933

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
	2023	As Restated and Recast	2023	As Restated and Recast
		2022		2022
Revenue
Construction	$749,413	$713,221	$1,252,829	$1,291,487
Materials	149,139	136,026	205,791	211,646
Total revenue	898,552	849,247	1,458,620	1,503,133
Cost of revenue
Construction	670,259	632,969	1,136,970	1,152,756
Materials	125,207	118,712	186,205	192,719
Total cost of revenue	795,466	751,681	1,323,175	1,345,475
Gross profit	103,086	97,566	135,445	157,658
Selling, general and administrative expenses	64,563	60,121	137,685	130,241
Other costs, net	13,607	16,612	18,130	22,891
Gain on sales of property and equipment, net	(3,944)	(8,915)	(5,981)	(9,513)
Operating income (loss)	28,860	29,748	(14,389)	14,039
Other (income) expense
Loss on debt extinguishment	51,052	—	51,052	—
Interest income	(3,232)	(782)	(6,994)	(1,352)
Interest expense	4,131	3,899	7,022	7,484
Equity in income of affiliates, net	(7,044)	(4,876)	(12,231)	(6,165)
Other (income) expense, net	(1,225)	3,261	(3,175)	4,569
Total other expense, net	43,682	1,502	35,674	4,536
Income (loss) before income taxes	(14,822)	28,246	(50,063)	9,503
Provision for (benefit from) income taxes	9,024	8,668	(445)	15,020
Net income (loss)	(23,846)	19,578	(49,618)	(5,517)
Amount attributable to non-controlling interests	6,846	(897)	9,595	(2,535)
Net income (loss) attributable to Granite Construction Incorporated	$(17,000)	$18,681	$(40,023)	$(8,052)

Net income (loss) per share attributable to common shareholders:
Basic	$(0.39)	$0.42	$(0.91)	$(0.18)
Diluted	$(0.39)	$0.39	$(0.91)	$(0.18)
Weighted average shares outstanding:
Basic	43,892	44,534	43,829	45,128
Diluted	43,892	52,295	43,829	45,128
(1)As previously disclosed in our 2022 Annual Report on Form 10-K filed on February 21, 2023, the restatement of our unaudited quarterly financial information for the first three quarters in the year ended December 31, 2022 is necessary. In addition to those restatements, the financial information for the three and six months ended June 30, 2022 presented herein includes adjustments to retrospectively reclassify the results of the former Water and Mineral Services businesses from discontinued operations to continuing operations.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Six Months Ended June 30,	2023	As Restated
		2022
Operating activities
Net loss	$(49,618)	$(5,517)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	41,528	32,328
Amortization related to long-term debt	988	1,423
Non-cash loss on debt extinguishment	51,052	—
Gain on sale of business	—	(6,234)
Gain on sales of property and equipment, net	(5,981)	(9,513)
Deferred income taxes	—	2,545
Stock-based compensation	6,702	4,376
Equity in net loss from unconsolidated joint ventures	4,005	17,228
Net income from affiliates	(12,231)	(6,165)
Other non-cash adjustments	(7)	(84)
Changes in assets and liabilities	(155,386)	(133,665)
Net cash used in operating activities	(118,948)	(103,278)
Investing activities
Purchases of marketable securities	—	(49,968)
Maturities of marketable securities	30,000	—
Purchases of property and equipment	(79,689)	(73,216)
Proceeds from sales of property and equipment	10,564	15,289
Proceeds from company owned life insurance	1,545	—
Proceeds from the sale of business	—	142,571
Acquisition of business	(26,933)	—
Issuance of notes receivable	—	(4,560)
Collection of notes receivable	135	201
Net cash provided by (used in) investing activities	(64,378)	30,317
Financing activities
Proceeds from long-term debt	55,000	50,000
Debt principal repayments	(249,589)	(124,660)
Capped call transactions	(53,035)	—
Redemption of warrant	(13,201)	—
Proceeds from issuance of 3.75% Convertible Notes	373,750	—
Debt issuance costs	(9,806)	—
Cash dividends paid	(11,391)	(11,857)
Repurchases of common stock	(3,766)	(70,374)
Contributions from non-controlling partners	22,400	6,327
Distributions to non-controlling partners	(6,850)	(6,700)
Other financing activities, net	269	209
Net cash provided by (used in) financing activities	103,781	(157,055)
Net decrease in cash, cash equivalents and restricted cash	(79,545)	(230,016)
Cash, cash equivalents and $0 and $1,512 in restricted cash at beginning of period	293,991	413,655
Cash, cash equivalents and $0 in restricted cash at end of period	$214,446	$183,639

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, management believes that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates. We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of loss on debt extinguishment and other costs, net, which include investigation-related legal fees and settlement charges, a litigation charge, reorganization costs, strategic acquisition and divestiture expenses, and a gain on sale of a business in 2022.
We provide adjusted income before income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite Construction Incorporated, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Other costs, net;
•Transaction costs which includes acquired intangible amortization expense and acquisition related depreciation related to the acquisition of Layne and Liquiforce;
•Loss on debt extinguishment, and
•Income taxes related to the disposal of Inliner goodwill.
Management believes that these additional non-GAAP financial measures facilitate comparisons between industry peer companies, and management uses these non-GAAP financial measures in evaluating the Company's performance. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. Items that may have a significant impact on the Company's financial position, results of operations and cash flows must be considered when assessing the Company's actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
	2023	As Restated and Recast	2023	As Restated and Recast
		2022		2022
EBITDA:
Net income (loss) attributable to Granite Construction Incorporated	$(17,000)	$18,681	$(40,023)	$(8,052)
Net income (loss) margin (2)	(1.9)%	2.2%	(2.7)%	(0.5)%

Depreciation, depletion and amortization expense (3)	21,937	15,769	41,811	32,827
Provision for (benefit from) income taxes	9,024	8,668	(445)	15,020
Interest expense, net	899	3,117	28	6,132
EBITDA(1)	$14,860	$46,235	$1,371	$45,927
EBITDA margin(1)(2)	1.7%	5.4%	0.1%	3.1%

ADJUSTED EBITDA:
Other costs, net	13,607	16,612	18,130	22,891
Loss on debt extinguishment	51,052	—	51,052	—
Adjusted EBITDA(1)	$79,519	$62,847	$70,553	$68,818
Adjusted EBITDA margin(1)(2)	8.8%	7.4%	4.8%	4.6%
(1)We define EBITDA as GAAP net income (loss) attributable to Granite Construction Incorporated, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of Other costs, net, and loss on debt extinguishment, as described above.
(2)Represents net income (loss), EBITDA and adjusted EBITDA divided by consolidated revenue of $899 million and $849 million, for the three months ended June 30, 2023 and 2022, respectively and $1.5 billion and $1.5 billion for the six months ended June 30, 2023 and 2022, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME (LOSS) RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended June 30, 2023		Six Months Ended June 30, 2023
	2023	As Restated and Recast	2023	As Restated and Recast
		2022		2022
Income (loss) before income taxes	$(14,822)	$28,246	$(50,063)	$9,503
Other costs, net	13,607	16,612	18,130	22,891
Transaction costs	2,460	—	4,954	—
Loss on debt extinguishment	51,052	—	51,052	—
Adjusted income before income taxes	$52,297	$44,858	$24,073	$32,394

Provision for (benefit from) income taxes	$9,024	$8,668	$(445)	$15,020
Tax effect of goodwill disposal related to sale of business	—	—	—	(10,070)
Tax effect of adjusting items (1)	4,177	1,199	6,002	2,832
Adjusted provision for income taxes	$13,201	$9,867	$5,557	$7,782

Net income (loss) attributable to Granite Construction Incorporated	$(17,000)	$18,681	$(40,023)	$(8,052)
After-tax adjusting items	62,942	15,413	68,134	30,129
Adjusted net income attributable to Granite Construction Incorporated	$45,942	$34,094	$28,111	$22,077

Diluted weighted average shares of common stock	43,892	52,295	43,829	45,128
Add: dilutive effect of restricted stock units and Convertible Notes (2)	10,681	—	10,679	7,802
Less: dilutive effect of Convertible Notes (3)	(10,095)	(7,309)	(10,095)	(7,309)
Adjusted diluted weighted average shares of common stock	44,478	44,986	44,413	45,621

Diluted net income (loss) per share attributable to common shareholders	$(0.39)	$0.39	$(0.91)	$(0.18)
After-tax adjusting items per share attributable to common shareholders	1.42	0.37	1.54	0.66
Adjusted diluted earnings per share attributable to common shareholders	$1.03	$0.76	$0.63	$0.48
(1)The tax effect of adjusting items was calculated using the Company’s estimated annual statutory tax rate. The tax effect of adjusting items for the three and six months ended June 30, 2023 excludes the $51 million loss on debt extinguishment which is not tax deductible. The tax effect of adjusting items for the three and six months ended June 30, 2022 excludes a $12 million accrual related to the resolution of the SEC investigation which is not tax deductible.
(2)Represents the dilutive effect on adjusted net income attributable to Granite Construction Incorporated of 586,000, 584,000 and 493,000 related to restricted stock units and 10,095,000, 10,095,000 and 7,309,000 related to the 2.75% Convertible Notes and the 3.75% Convertible Notes potentially converting into shares for the three months ended June 30, 2023 and the six months ended June 30, 2023 and 2022, respectively.
(3)When calculating diluted net income (loss) attributable to common shareholders, GAAP requires that we include potential share dilution from the 2.75% Convertible Notes and the 3.75% Convertible Notes. For the purposes of calculating adjusted diluted net income per share attributable to common shareholders, the dilutive effect from the 2.75% Convertible Notes and 3.75% Convertible Notes is removed to reflect the impact of the purchased equity derivative instruments which offset any potential share dilution above the $31.47 conversion price up to a share price of $53.44 for the 2.75% Convertible Notes and above the $46.12 conversion price up to a share price of $79.83 for the 3.75% Convertible Notes. The average share price did not exceed $53.44 in any period.

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated